UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 4)*

Under the Securities Exchange Act of 1934

CLEARSIDE BIOMEDICAL, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

185063 10 4

(CUSIP Number)

Clay Thorp

280 S. Mangum Street, Suite 350

Durham, North Carolina 27701

(919) 484-0730

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 6, 2019

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule l3G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§  240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors III, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,429,518
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,429,518

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,429,518
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 3.8%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-482290 Hatteras Venture Partners III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,322,239
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,322,239

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,322,239
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 3.5%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-5052088 Hatteras Venture Affiliates III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 107,279
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 107,279

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 107,279
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors IV SBIC, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,716,838
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,716,838

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,716,838
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 4.6%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 32-0389462 Hatteras Venture Partners IV SBIC, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,716,838
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,716,838

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,716,838
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 4.6%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors IV, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 320,038
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 320,038

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 320,038
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 0.9%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 45-2827886 Hatteras Venture Partners IV, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 217,078
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 217,078

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 217,078
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 38-3890444 Hatteras NC Fund, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 102,960
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 102,960

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,960
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) John C. Crumpler
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,466,394
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,466,394

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,394
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Robert A. Ingram
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,466,394
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,466,394

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,394
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Kenneth B. Lee
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,466,394
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,466,394

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,394
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Clay B. Thorp
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 19,250(1)
	8.	Shared Voting Power 3,466,394
	9.	Sole Dispositive Power 19,250(1)
	10.	Shared Dispositive Power 3,466,394

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,485,644
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 9.3%
14.	Type of Reporting Person IN

[1]	Includes 8,000 shares purchased by the Reporting Person and 11,250 shares of Common Stock subject to options held by the Reporting Person that are exercisable within 60 days of July 1, 2019.

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Douglas Reed
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,466,394
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,466,394

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,394
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 9.2%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

This Amendment No. 4 on Schedule 13D amends the statement on Schedule 13D, dated June 7, 2016, which relates to the Common Stock, par value $0.001 per share (the “Common Stock”) of Clearside Biomedical, Inc. (the “Issuer”) which was previously amended on Schedule 13D/A, dated January 20 and April 17, 2017 and March 21, 2018 filed by:

Hatteras Venture Advisors III, LLC (“HVA III”)

Hatteras Venture Partners III, LP (“HVP III”)

Hatteras Venture Affiliates III, LP (“HV Affiliates”)

Hatteras Venture Advisors IV SBIC, LLC (“HVA SBIC”)

Hatteras Venture Partners IV SBIC, LP (“HVP SBIC”)

Hatteras Venture Advisors IV, LLC (“HVA IV”)

Hatteras Venture Partners IV, LP (“HVP IV”)

Hatteras NC Fund, LP (“Hatteras Fund”)

John C. Crumpler

Robert A. Ingram

Kenneth B. Lee

Clay B. Thorp

Douglas Reed

(collectively, the “Reporting Persons”).

Except as expressly amended below, the Schedule 13D, dated June 7, 2016, remains in effect.

Item 5.	Interest in Securities of the Issuer.

(a)	Aggregate number and percentage beneficially owned:

HVA III — 1,429,518 or 3.8%

HVP III — 1,322,239 or 3.5%

HV Affiliates — 107,279 or less than 1%

HVA SBIC— 1,716,838 or 4.6%

HVP SBIC — 1,716,838 or 4.6%

HVA IV— 320,038 or less than 1%

HVP IV — 217,078 or less than 1%

Hatteras Fund— 102,960 or less than 1%

John C. Crumpler — 3,466,394 or 9.2%

Robert A. Ingram — 3,466,394 or 9.2%

Kenneth B. Lee — 3,466,394 or 9.2%

Clay B. Thorp — 3,485,644 or 9.3%

Douglas Reed — 3,466,394 or 9.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

HVP SBIC — 0

CUSIP No. 185063 10 4

HVA IV— 0

HVP IV — 0

Hatteras Fund — 0

John C. Crumpler — 0

Robert A. Ingram — 0

Kenneth B. Lee — 0

Clay B. Thorp — 0

Douglas Reed — 0

(ii)	Sole power to dispose or to direct the disposition of

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

HVP SBIC — 0

HVA IV— 0

HVP IV — 0

Hatteras Fund— 0

John C. Crumpler — 0

Robert A. Ingram — 0

Kenneth B. Lee — 0

Clay B. Thorp — 0

Douglas Reed — 0

(iii)	Shared power to dispose or to direct the disposition of

HVA III — 1,429,518

HVP III — 1,322,239

HV Affiliates — 107,279

HVA SBIC— 1,716,838

HVP SBIC — 1,716,838

HVA IV— 320,038

HVP IV — 217,078

Hatteras Fund — 102,960

John C. Crumpler — 3,466,394

Robert A. Ingram — 3,466,394

Kenneth B. Lee — 3,466,394

Clay B. Thorp — 3,485,644

Douglas Reed — 3,466,394

(iv)	Shared power to vote or to direct the vote

HVA III — 1,429,518

HVP III — 1,322,239

HV Affiliates — 107,279

HVA SBIC— 1,716,838

HVP SBIC — 1,716,838

HVA IV— 320,038

HVP IV — 217,078

Hatteras Fund — 102,960

John C. Crumpler — 3,466,394

Robert A. Ingram — 3,466,394

Kenneth B. Lee — 3,466,394

CUSIP No. 185063 10 4

Clay B. Thorp — 3,485,644

Douglas Reed — 3,466,394

(c) Each of the required transactions described in this Item 5(a) were reported on Forms 4 filed by Mr. Thorp filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Act and are available on the SEC’s website at www.sec.gov. The information reported in such filings is expressly incorporated herein.

CUSIP No. 185063 10 4

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 17, 2019
HATTERAS VENTURE ADVISORS III, LLC

	By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS III, LP

	By:	Hatteras Venture Advisors III, LLC, its general partner

	By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE AFFILIATES III, LP

	By:	Hatteras Venture Advisors III, LLC, its general partner

	By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV SBIC, LLC

	By:	/s/ Clay B. Thorp
Manager

CUSIP No. 185063 10 4

HATTERAS VENTURE PARTNERS IV SBIC, LP

By:	Hatteras Venture Advisors IV SBIC, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS IV, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS NC FUND, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

*
John C. Crumpler

*
Robert A. Ingram

*
Kenneth B. Lee

CUSIP No. 185063 10 4

*
Clay B. Thorp

*
Douglas Reed

By:	/s/ Clay B. Thorp
Clay B. Thorp, as Attorney-in-Fact

This Amendment No. 4 to Schedule 13D was executed by Clay B. Thorp on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which was previously filed with the Reporting Person’s Schedule 13D filed with the SEC on June 17, 2016 and as amended on February 8 and April 25, 2017 and March 21, 2018.